Item 77.C./Sub-Item 77.C.: Submission of matters to a vote of security holders.

At a special meeting of the shareholders of Old
Mutual Insurance Series Trust (the Trust), held on
June 19, 2007, shareholders of the Old Mutual Large
Cap Growth Portfolio and Old Mutual Large Cap Growth
Concentrated Portfolio, voting separately, approved a new sub-advisory agreement with Ashfield Capital
Partners, LLC.

The following is a report on the votes cast:

Portfolio
Number of
Shares For
Proposal
Number of
Shares
Against/Withhe
ld Proposal
Number of
Abstained
Shares
Old Mutual
Large Cap
Growth
Portfolio
532,290.689
21,735.209
70,762.552




Old Mutual
Large Cap
Growth
Concentrat
ed
Portfolio
5,375,428.0
32
320,535.238
545,565.47
4